UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2016

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On April 7, 2016, Uranium Resources, Inc. (“URI” or the “Company”), together with its wholly owned subsidiary URI, Inc., and Laramide Resources Ltd. (“Laramide”) entered into a share purchase agreement (the “Share Purchase Agreement”) to sell URI’s wholly owned subsidiary Hydro Resources Inc., which holds the Company’s Crownpoint and Churchrock properties, to Laramide.

URI will receive the following consideration from Laramide at closing: (A) $5.25 million in cash, (B) a $7.25 million promissory note and (C) an option to purchase Laramide La Sal, Inc., a wholly-owned subsidiary of Laramide, for $4.0 million. The note will have a three year term and carry an initial interest rate of five percent which increases to ten percent if and when Laramide makes a commercial production decision at Churchrock.  Principal payments of approximately $2.4 million will be due and payable on the anniversary of the closing of the transaction in each of 2017, 2018 and 2019.  Interest will be payable on a quarterly basis; provided, however, that no interest will be payable prior to the first principal payment in 2017.

The closing under the Share Purchase Agreement is subject to various closing conditions, including, without limitation, (A) the accuracy of the representations and warranties, (B) completion of a financing by Laramide on commercially reasonable terms and in such amount as is necessary to fund the $5.25 million cash purchase price, and (C) certain customary and required consents and releases of and by third parties.

The Share Purchase Agreement contains certain termination rights for both URI and Laramide. If the Share Purchase Agreement is terminated under certain circumstances specified in the Share Purchase Agreement, the non-terminating party will be required to pay a termination fee of $250,000.

The foregoing description of the terms and conditions of the Share Purchase Agreement is not complete and is qualified in its entirety by the full text of the Share Purchase Agreement which is filed herewith as Exhibit 2.1 and incorporated into this Item 1.01 by reference.

The Share Purchase Agreement contains customary representations and warranties, covenants, conditions to closing and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreement and in the context of the specific relationship between the parties. The provisions of the Share Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement or parties expressly permitted to rely on such provisions and are not intended for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 7.01  Regulation FD Disclosure.

On April 8, 2016, the Company issued a press release announcing that it had entered into the Share Purchase Agreement. The full text of the press release is furnished with this Form 8-K as Exhibit 99.1 and incorporated by reference herein.

The information in this Current Report on Form 8-K under Item 7.01, including the accompanying press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by reference to such filing.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
2.1	Share Purchase Agreement, dated April 7, 2016, between Uranium Resources, Inc., URI, Inc. and Laramide Resources Ltd.
99.1	Press Release dated April 8, 2016 relating to the Share Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2016

URANIUM RESOURCES, INC.

By:	/s/ Jeffrey L. Vigil
Name:	Jeffrey L. Vigil
Title:	Vice President—Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Share Purchase Agreement, dated April 7, 2016, between Uranium Resources, Inc., URI, Inc. and Laramide Resources Ltd.
99.1	Press Release dated April 8, 2016 relating to the Share Purchase Agreement

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